SOLA SIGNS PURCHASE AGREEMENT
         TO ACQUIRE AMERICAN OPTICAL OPHTHALMIC BUSINESS


Menlo Park, CA May 6, 1996. Sola International Inc. (NYSE: SOL) today announced that the company has signed a definitive purchase agreement for the acquisition of substantially all of the worldwide ophthalmic group of American Optical Corporation, for a cash consideration of $107 million (together with the assumption of certain liabilities), subject to post closing adjustments. Completion of the transaction is subject to receipt of customary government approvals. The company currently anticipates funding the transaction with cash borrowings, which may be refinanced in part with additional equity issuances.

American Optical's ophthalmic lens division, with headquarters in Southbridge, MA has its principal operations in the United
States, Mexico, the United Kingdom, France, Switzerland and
Singapore, and had revenues of approximately $79 million for the twelve months ended March 31, 1995.

"I am delighted that we have now concluded this agreement," said
Sola CEO John Heine. "The strategic benefits of this acquisition remain strongly attractive," continued Heine. Heine also commented that, subject to receiving needed governmental consents, the transaction was expected to close by the end of June.

Sola International Inc. designs, manufactures and distributes a broad range of eyeglass lenses, primarily focusing on the faster growing plastic lens segment of the global lens market. The Company has manufacturing operations in ten countries and employs 5,500 people worldwide.

For further information, please contact: John Heine, President and CEO, 415-324-6868.